                     THE PENN MUTUAL LIFE INSURANCE COMPANY
                                  FOUNDED 1847
================================================================================

Participant:                           SEPTEMBER 1, 2016            Annuity Date

Contractholder:  PENN MUTUAL                                               Group
                                                     500         Contract Number

                                                                   Participant's
Certificate Number:  7300000             OCTOBER 1, 1985         Enrollment Date

================================================================================


The Penn Mutual Life Insurance Company certifies that the above named person is a Participant under the Group Annuity Contract.

This certificate is evidence of your interest in the Group Annuity Contract. All matters pertaining to such interest are subject to the provisions of the Group Annuity Contract. Relevant provisions of the Group Annuity Contract are described in the following pages.

This certificate replaces any certificate previously issued to you by Penn Mutual with respect to the Group Annuity Contract.

VALUES AND PAYMENTS TO YOU UNDER THE GROUP ANNUITY CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                                       /s/Robert E. Chappell
                                       Chairman of the Board
                                       and Chief Executive Officer

10 DAY RIGHT TO EXAMINE CERTIFICATE - You may cancel this certificate within ten days after its receipt. Simply return or mail it to us or our agent. We will refund your Participant's Variable and Fixed Account Values.

                                       Group Variable and Fixed
                                       Annuity Certificate --
                                       Flexible Purchase Payments

The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172
EB1650 10/85

                                TABLE OF CONTENTS

                                                                            Page

Section I -- Specification                                                    3

Section II --Definitions                                                      4

Section III -- Purchase Payments                                              5

Section IV-- Variable Account Provisions                                      5

Section V-- Fixed Account Provisions                                         13

Section VI-- Payment on Death                                                19

Section VII-- Transfer From Variable to Fixed Account                        20

Section VIII-- Transfer From Fixed to Variable Account                       20

Section IX -- Withdrawal                                                     21

Section X-- Termination of Contract                                          23

Section XI -- Miscellaneous                                                  24

Table of Guaranteed Benefits                                                 28

SECTION I -- CERTIFICATE SPECIFICATIONS

PARTICIPANT:         KAREN J. STEEDLE     SEPTEMBER 1, 2016         ANNUITY DATE

CONTRACT HOLDER:     PENN MUTUAL                                           GROUP
                                                        500      CONTRACT NUMBER

CERTIFICATE NUMBER:  7300000                OCTOBER 1, 1985      ENROLLMENT DATE

                               AGE OF PARTICIPANT
                               ------------------
                                       34

     THE SEPARATE ACCOUNT             FIRST PURCHASE PAYMENT -- VARIABLE ACCOUNT
     --------------------             ------------------------------------------
PENN MUTUAL VARIABLE ANNUITY
ACCOUNT III                                       $    500.00

     ELIGIBLE MUTUAL FUNDS
     ---------------------                    DATE VARIABLE ACCOUNT
PENN SERIES EQUITY FUND                 ADMINISTRATION CHARGES DEDUCTED
PENN SERIES AGGRESSIVE CAPITAL          -------------------------------
APPRECIATION FUND                                  OCTOBER 1
PENN SERIES AGGRESSIVE HIGH YIELD FUND             EACH YEAR

GUARANTEED EFFECTIVE ANNUAL RATES OF INTEREST -- FIXED ACCOUNT
--------------------------------------------------------------
        INTEREST OPTION B: 7.00% THROUGH OCTOBER 31, 1985 FOR PURCHASE PAYMENTS BEFORE OCTOBER 31, 1985; OTHERWISE 4.00%.

        INTEREST OPTION A: 8.50% THROUGH DECEMBER 31, 1986 FOR PURCHASE PAYMENTS BEFORE DECEMBER 31, 1985; OTHERWISE 4.00%.

        INTEREST OPTION C: 9.00% THROUGH DECEMBER 31, 1988 FOR PURCHASE PAYMENTS BEFORE DECEMBER 31, 1985; OTHERWISE 4.00%.
SCHEDULE OF BENEFITS -- FIXED ACCOUNT
-------------------------------------
        GUARANTEED MONTHLY PAID-UP ANNUITY BENEFIT BEGINNING ON ANNUITY DATE:
        $524.45*

        *LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS (OPTION 3).
        THE AMOUNT OF MONTHLY ANNUITY BENEFIT ON THE ANNUITY DATE DEPENDS ON THE AMOUNT AND FREQUENCY OF PURCHASE PAYMENTS MADE AND INTEREST OPTION(S) ELECTED. ELECTION OF INTEREST OPTIONS WITH PURCHASE PAYMENTS MADE IN THE AMOUNTS AND AT THE INTERVALS STATED IN THE SCHEDULE OF PURCHASE PAYMENTS WILL PROVIDE SUCH AMOUNT.
SCHEDULE OF PURCHASE PAYMENTS -- FIXED ACCOUNT
----------------------------------------------
FIRST PURCHASE PAYMENT ON THE ENROLLMENT DATE.

                    PURCHASE PAYMENT      PURCHASE PAYMENT     PURCHASE PAYMENT
DATE OF PAYMENT     INTEREST OPTION B     INTEREST OPTION A    INTEREST OPTION C
OCTOBER 1, 1985        $500.00                $500.00              $500.00

SUBSEQUENT PURCHASE PAYMENTS MADE AT ANNUAL INTERVALS UNTIL ANNUITY DATE.

                    PURCHASE PAYMENTS     PURCHASE PAYMENTS    PURCHASE PAYMENTS
BEGINNING AS OF     INTEREST OPTION B     INTEREST OPTION A    INTEREST OPTION C
OCTOBER 1, 1986        $500.00                $500.00              $500.00

THE AMOUNT OF PURCHASE PAYMENTS AND THE INTERVAL OF PAYMENT MAY BE CHANGED BY THE OWNER SUBJECT TO THE PROVISIONS OF THIS ACCOUNT. ANY CHANGE WILL AFFECT THE AMOUNT OF ANNUITY BENEFIT.

SECTION II -- DEFINITIONS

           OWNER: The Employer or the Trustees to whom the group contract is issued. The Owner shall have all rights of ownership set forth under the group contract.

           PLAN: The qualified pension, profit sharing or deferred compensation plan established under applicable provisions of the Internal Revenue Code.

           PARTICIPANT: The person on whose behalf Purchase Payments are made under the group contract.

           PARTICIPANT'S ENROLLMENT YEAR: The twelve month period commencing on the Participant's Enrollment Date, or any anniversary of the Participant's Enrollment Date.

           ACCUMULATION UNIT: An index used to compute a Participant's Variable Account Value prior to the Variable Annuity Date.

           ANNUITY UNIT: An index used to compute a Participant's Variable Annuity Payment.

           PARTICIPANT'S VARIABLE ACCOUNT: An account established and maintained by Penn Mutual for each Participant and to which Purchase Payments are allocated under Section IV.

           PARTICIPANT'S VARIABLE ACCOUNT VALUE: The value of all Accumulation Units credited to a Participant's Variable Account.

           PARTICIPANT'S FIXED ACCOUNT: An account established and maintained by Penn Mutual for each Participant and to which Purchase Payments are allocated under Section V.

           PARTICIPANT'S FIXED ACCOUNT VALUE: The sum of all amounts credited to a Participant's Fixed Account, increased by interest credited and reduced by amounts withdrawn or transferred from a Participant's Fixed Account.

           ANNUITY DATE: The date on which annuity payments are to start.

           PURCHASE PAYMENTS: Amounts paid to Penn Mutual on behalf of Participants under the group contract.

SECTION III -- PURCHASE PAYMENTS

           Purchase Payments may be made on behalf of each Participant subject to the following provisions:

           (a) The minimum Purchase Payment for any one Participant is $25.00 or such lower minimum as we may establish.

           (b) The Owner will direct the allocation of Purchase Payments to a Participant's Variable Account or a Participant's Fixed Account, subject to the provisions of Sections IV and V.

           (c) Total Purchase Payments in a calendar year for a Participant are subject to the limits of the Sections of the Internal Revenue Code which apply to Owner's Plan.

           (d) Total Purchase Payment in a calendar year for a Participant may not exceed $1,000,000 without Penn Mutual's consent.

           (e) Purchase Payments for a Participant may be made only by or through the Owner.

           (f) Purchase Payments will be credited to Participants' Variable Accounts and Participants' Fixed Accounts in accordance with information provided by the Owner.


SECTION IV -- VARIABLE ACCOUNT PROVISIONS

           A. THE SEPARATE ACCOUNT

              THE SEPARATE ACCOUNT. The name of the Separate Account is set forth in Section I. We established the Separate Account for the group contract and other contracts we may issue. Amounts credited to the Participant's Variable Account will be allocated to the Separate Account.

              INVESTMENT OF SEPARATE ACCOUNT ASSETS. Assets held in the Separate Account will be invested in one or more eligible mutual funds. Current eligible mutual funds are specified in Section I.

              For this and other contracts the Separate Account is divided into investment accounts. There is an investment account for each eligible mutual fund.

              The Owner may choose the investment account to which amounts credited to a Participant's Variable Account are to be allocated.

              We own the assets held in the Separate Account. However, the portion of such assets equal to the reserves and other contract liabilities with respect to each investment account of the Separate Account are not chargeable with liabilities arising out of any other business we may conduct.

              Upon notice to us, the Owner may transfer part or all the value of the Accumulation Units or Annuity Units credited to a Participant's Variable Account from one investment account to another. No more than four such transfers may be made in a calendar year. Such investment account transfers, as well as all other investments, are subject to the limits and rules applicable to each mutual fund.

              SUBSTITUTION OF INVESTMENT. If investment in a mutual fund should no longer be possible or in our judgment becomes inappropriate to the purposes of the contract, we may substitute another mutual fund. Substitution may be made with respect to existing investments and the investment of future Purchase Payments. Substitution will be subject to the approval of the Insurance Department of the jurisdiction in which this contract is delivered.


           B. CHARGES AND DEDUCTIONS

              VARIABLE ACCOUNT ADMINISTRATION CHARGE. With respect to each Participant's Variable Account, a charge of $30 will be deducted each year on the date specified in Section I. It will also be deducted when the Participant's Variable Account Value is withdrawn in full if withdrawal is not on the date specified in
              Section I. The charge will never increase. The charge will not be deducted on or after the Annuity Date.

              EXPENSE RISK CHARGE. This charge is made to compensate us for guaranteeing that the Variable account administration charge will never increase. On an annual basis it equals 0.5% of the daily net asset value of the Separate Account. This charge is reflected in the Net Investment Factor set forth in Subsection C of this
              Section IV.

              MORTALITY RISK CHARGE. This charge is made to compensate us for the mortality guarantees we make under this contract. On an annual basis it equals 0.8% of the daily net asset value of the Separate Account. This charge is reflected in the Net Investment Factor set forth in Subsection C of this Section IV.

              CONTINGENT DEFERRED SALES CHARGE. This charge may be deducted upon withdrawal, in whole or in part, of the Participant's Variable Account Value or the present value of remaining annuity payments (if applicable). The Contingent Deferred Sales Charge is set forth in Section IX.

              DEDUCTIONS. The expense risk and mortality risk charge will be computed and deducted from each subaccount of each investment account of the Separate Account for each day the contract is in force. Other charges will be deducted by canceling Accumulation Units or Annuity Units (if applicable) of a value equal to the deduction. Cancellation of Accumulation Units will be in the ratio of the Participant's interest in each investment account to the Participant's Variable Account Value.


           C. VARIABLE ACCUMULATION VALUES

              NUMBER OF PARTICIPANT'S ACCUMULATION UNITS. For each investment account of the Separate Account, the number of a Participant's Accumulation Units is the sum of

                 Amounts allocated to the investment account for the Participant divided by

                 The value of an Accumulation Unit for the investment account for the valuation period in which we received the amount allocated.

                 The number will be adjusted for transfers, withdrawals and charges. Adjustments will be made as of the valuation period in which we receive all requirements for the transaction, as appropriate.

              VALUE OF ACCUMULATION UNIT. For each investment account of the Separate Account, the value was arbitrarily set at $10 when the investment account was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is

                 The value of an Accumulation Unit for the prior valuation period multiplied by

                 The net investment factor for the investment account for the valuation period.

              NET INVESTMENT FACTOR. Net investment factor is an index used to measure the investment performance of an investment account from one valuation period to the next. For any investment account, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting
              (c):

                 Where (a) is

                    The net asset value per share of the mutual fund held in the investment account, as of the end of the valuation period plus

                    The per-share amount of any dividend or capital gain distributions by the mutual fund if the "exdividend" date occurs in the valuation period plus or minus

                    A per-share charge or credit as of the end of the valuation period, for tax reserves, if applicable;

                 Where (b) is

                    The net asset value per share of the mutual fund held in the investment account as of the end of the last prior valuation period plus or minus

                    The per-share charge or credit for tax reserves, if applicable, as of the end of the last prior valuation period;

                 Where (c) is

                    The sum of the daily expense risk charge and the daily mortality risk charge. On an annual basis, the sum of such charges equals 1.30% of the daily net asset value of the Separate Account.

              VALUATION PERIOD. Valuation period is the interval from one valuation time to the next valuation time. Valuation time is the time as of which the mutual fund determines the net asset value of its shares.


           D. VARIABLE ANNUITY PAYMENTS

              ANNUITY DATE. The Annuity Date must be on the first day of a month. It may not be later than the first day of the next month after the Annuitant's 85th birthday. The Owner will choose the Annuity Date in the application. The

              Owner may change the Annuity Date up to 30 days prior to the current Annuity Date.

              VARIABLE ANNUITY OPTIONS. The Owner may choose a variable annuity option up to 30 days prior to the Annuity Date. An option not set forth in this certificate may be chosen if acceptable to us.

              FIRST VARIABLE ANNUITY PAYMENT. Any premium taxes will be deducted from the Participant's Variable Account Value. The net Participant's Variable Account Value as of the Annuity Date will be applied to the annuity table for the option chosen. The variable annuity tables show the amount of the first payment for each $1,000 so applied, according to the age at the Annuity Date. The tables are based on the 1971 Individual Annuity Mortality Table with interest at 4%. Adjusted ages are used in entering those tables.

              SUBSEQUENT VARIABLE ANNUITY PAYMENTS. Payments after the first will vary in amount according to the investment performance of the investment account(s) chosen. The amount may change from month to month. The amount of each subsequent payment is the sum of the following amounts attributable to each applicable investment account

                 The number of Annuity Units for the investment account

                                  multiplied by

                 The value of an Annuity Unit for the investment account for the valuation period in which payment is due.

              We guarantee that the amount of each annuity payment after the first will not be affected by variations in expense or mortality experience.

              MINIMUM ANNUITY PAYMENTS. If the net Participant's Variable Account Value to be applied at the Annuity Date is less than $2,000, we may pay such amount in a lump sum. Variable annuity payments will be made monthly; but if any payment would be less than $50, we may change the frequency so payments are at least $50 each.

              NUMBER OF PARTICIPANT'S ANNUITY UNITS. The number of a Participant's Annuity Units for each investment account chosen by the Owner is

                 The amount of the first variable annuity payment attributable to that investment account divided by

                 The value of an Annuity Unit for the investment account as of the Annuity Date.

              The number is fixed except for adjustments for investment account transfers. Adjustments will be made as of the valuation period in which we receive all requirements for the transfer, as appropriate.

              VALUE OF ANNUITY UNIT. For each investment account of the Separate Account the value was arbitrarily set at $10 when the investment account was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is

                 The value of an Annuity Unit for the last prior valuation period multiplied by

                 The net investment factor for the investment account for the valuation period

                                  multiplied by

                 An interest factor to neutralize the assumed investment rate of 4% built into the annuity tables.

           E. VARIABLE ANNUITY OPTIONS

              OPTION 1 -- VARIABLE ANNUITY FOR SPECIFIED NUMBER OF YEARS. Payments will be made for a specified number of years, which may not be less than 5 years nor more than 30 years.

              OPTION 2 -- VARIABLE LIFE ANNUITY. Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

              OPTION 3 -- VARIABLE LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS. Payments will be made for the life of the Annuitant. A guaranteed payment period of either 10 or 20 years may be chosen.

              OPTION 4 -- VARIABLE JOINT AND SURVIVOR LIFE ANNUITY. Payments will be made during the lifetimes of the Annuitant and a designated second

              Annuitant. Payments will continue as long as either is living. The amount of such payments will not change by reason of the death of the first Annuitant to die.

              If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either

              (1) To have the payments continue for the specified or guaranteed period, or

              (2) To receive at any time in lump sum the present value of the remaining payments to be made over the specified or guaranteed period.

              If the beneficiary dies while receiving continued annuity payments, the present value of remaining payments will be paid in a lump sum to the beneficiary's estate. The present value will be
              (a) computed as of the valuation period in which due proof of death is received at our designated service office, and (b) commuted at the assumed investment rate of the annuity tables.

              PAYMENTS. Payments will be made on the first day of each month starting with the Annuity Date. Except under Option 4, payments will be made to the Participant. Under Option 4, payments will be jointly payable while both Annuitants are alive.


           F. VARIABLE ANNUITY OPTION TABLE

              The following tables show the amount of the first monthly income payment for each $1,000 of value applied under a variable settlement option. "Age" as used in the tables means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment.


                CALENDAR YEAR OF BIRTH                      ADJUSTED AGE
                ----------------------              -------------------------
                    Before 1990                     Actual Age increased by 1

                    1900 - 1919                     Actual Age

                    1920 - 1939                     Actual Age decreased by 1

                    1940 - 1959                     Actual Age decreased by 2

                    1960 and later                  Actual Age decreased by 3
                -------------------------------------------------------------

                                   Option 1 -- Variable Annuity for Specified Number of Years
----------------------------------------------------------------------------------------------------------------------
     NUMBER OF             MONTHLY            NUMBER OF             MONTHLY            NUMBER OF             MONTHLY
       YEARS               INCOME               YEARS               INCOME               YEARS               INCOME
----------------------------------------------------------------------------------------------------------------------
                                                 11                  $9.31                21                  $5.81
                                                 12                   8.69                22                   5.64
                                                 13                   8.17                23                   5.49
                                                 14                   7.72                24                   5.35
          5                $18.32                15                   7.34                25                   5.22
          6                 15.56                16                   7.00                26                   5.10
          7                 13.59                17                   6.71                27                   5.00
          8                 12.12                18                   6.44                28                   4.90
          9                 10.97                19                   6.21                29                   4.80
         10                 10.06                20                   6.00                30                   4.72
----------------------------------------------------------------------------------------------------------------------

                                           Option 2 -- Variable Life Annuity and
                                          Option 3 -- Variable Life Annuity with
                                          Payments Guaranteed for 10 or 20 Years
------------------------------------------------------------------------------------------------------------------------------------
                LIFE           10 YEARS             20 YEARS                       LIFE             10 YEARS            20 YEARS
   AGE        ANNUITY         GUARANTEED           GUARANTEED         AGE         ANNUITY          GUARANTEED          GUARANTEED
------------------------------------------------------------------------------------------------------------------------------------
   50          $4.59            $4.56                $4.47             70          $7.08              $6.71               $5.71
   51           4.65             4.62                 4.52             71           7.33               6.89                5.76
   52           4.72             4.69                 4.57             72           7.60               7.08                5.81
   53           4.80             4.76                 4.63             73           7.90               7.28                5.84
   54           4.87             4.83                 4.69             74           8.22               7.48                5.88

   55           4.96             4.91                 4.75             75           8.57               7.68                5.90
   56           5.05             4.99                 4.81             76           8.95               7.89                5.92
   57           5.14             5.07                 4.87             77           9.37               8.10                5.94
   58           5.24             5.16                 4.93             78           9.82               8.30                5.96
   59           5.34             5.25                 5.00             79          10.32               8.50                5.97

   60           5.45             5.35                 5.07             80          10.86               8.69                5.98
   61           5.56             5.45                 5.14             81          11.46               8.88                5.98
   62           5.69             5.56                 5.20             82          12.11               9.04                5.99
   63           5.82             5.68                 5.27             83          12.82               9.20                5.99
   64           5.96             5.80                 5.34             84          13.59               9.33                6.00

   65           6.11             5.93                 5.41             85          14.43               9.45                6.00
   66           6.27             6.07                 5.48
   67           6.45             6.22                 5.54
   68           6.64             6.37                 5.60
   69           6.85             6.54                 5.66
------------------------------------------------------------------------------------------------------------------------------------

                                        Option 4 - Variable Joint and Survivor Life Annuity
------------------------------------------------------------------------------------------------------------------------------
     AGE            55            60            65            70            75            80            85            AGE
------------------------------------------------------------------------------------------------------------------------------
     50           $4.25         $4.34          $4.41         $4.46         $4.51         $4.54         $4.5           50
     55            4.40          4.53           4.64          4.74          4.81          4.87          4.90          55
     60            4.53          4.72           4.90          5.05          5.18          5.28          5.35          60
     65            4.64          4.90           5.16          5.40          5.62          5.79          5.91          65

     70            4.74          5.05           5.40          5.77          6.11          6.39          6.59          70
     75            4.81          5.18           5.62          6.11          6.65          7.12          7.48          75
     80            4.87          5.28           5.79          6.39          7.12          7.94          8.59          80
     85            4.90          5.35           5.91          6.59          7.48          8.59          9.88          85
------------------------------------------------------------------------------------------------------------------------------

SECTION V -- FIXED ACCOUNT PROVISIONS

           A. INTEREST OPTIONS

              Interest will be earned on each Participant's Fixed Account Value from the date amounts are credited to the Participant's Fixed Account to the date amounts are applied to an annuity option, paid upon the death of the annuitant, transferred or withdrawn.

              Each amount credited to a Participant's Fixed Account will be credited with interest under Interest Option A, Interest Option B, or Interest Option C. The Owner chooses the interest options. The minimum initial amount for which an Interest Option may be elected is $25.00 or such lower minimum as we may establish.

              INTEREST OPTION A
              With respect to each amount for which Interest Option A is elected, interest will be credited at an effective annual rate declared by us. The effective annual rate will be declared as of the first day of each calendar quarter. The declared rate will apply, for Interest Option A elections made in that calendar quarter, through the end of the same calendar quarter in the next calendar year. Thereafter, interest will be credited at the declared effective annual rate then applicable to new Interest Option A elections, for successive twelve month periods.

              We will declare an effective annual interest rate under Interest Option A which is not less than the published 52 week United States Treasury Bill discount rate from the most recent regularly scheduled auction held before the beginning of the calendar quarter. If the auction program is discontinued, we will substitute an index which in our opinion is comparable and which is approved by the Insurance Department of the jurisdiction in which the group contract is delivered.

              The declared effective annual interest rate under Interest Option A will never be less than 4%.

              INTEREST OPTION B
              With respect to each amount for which Interest Option B is elected, interest will be credited at an effective annual rate declared by us. The declared rate will apply through the end of the calendar month in which the election is made. Thereafter, interest will be credited on such amount for successive calendar month periods at the declared effective annual rate then applicable to new Interest Option B elections made as of the beginning of each such calendar month.

              The declared effective annual interest rate under Interest Option B will never be less than 4%.

              INTEREST OPTION C
              With respect to each amount for which interest Option C is elected, interest will be credited at an effective annual rate declared by us. The effective annual rate will be declared as of the first day of each calendar quarter. The declared rate will apply, for Interest Option C elections made in that calendar quarter, through the end of the same calendar quarter in the third following calendar year. Thereafter, interest will be credited at the declared effective annual rate then applicable to new Interest Option C elections, for successive thirty-six month periods.

              The owner may change the interest option election or withdraw or transfer any portion of an amount for which Interest Option C is elected before the end of a period for which a declared effective annual rate of interest is guaranteed for such amount. However, in such event, the amount withdrawn or transferred or the amount for which the interest option election is changed will be reduced by a premature transaction charge equal to 2 1/2% of such amount.

              The declared effective annual interest rate under Interest Option C will never be less than 4%.

              CHANGE OF INTEREST OPTION
              The Owner may change the interest option election applicable to all or part of a Participant's Fixed Account Value, subject to the provisions set forth below.

              The Owner may change the election for an amount held under Interest Option A only at the end of the period for which a declared effective annual interest rate is guaranteed for such amount.

              The Owner may change the election for an amount held under Interest Option B only at the end of a calendar month.

              The Owner may change the election for all or any part of an amount held under Interest Option C before the end of the period for which a declared effective annual interest rate is guaranteed for such amount, subject to the Premature transaction charge set forth in Interest Option C.

              The minimum amount for which an interest option may be changed is $250.


           B. FIXED ANNUITY PAYMENTS

              ANNUITY DATE. The Annuity Date must be on the first day of a month. It may not be later than the first day of the next month after the Annuitant's 85th birthday. The Owner will choose the Annuity Date in the application. The Owner may change the Annuity Date up to 30 days prior to the current Annuity Date.

              FIXED ANNUITY OPTIONS. The Owner may choose a fixed annuity option up to 30 days prior to the Annuity Date. An option not set forth in this certificate may be chosen if acceptable to us.

              AMOUNT OF FIXED ANNUITY PAYMENTS. Any premium taxes will be deducted from the Participant's Fixed Account Value. The net Participant's Fixed Account Value as of the Annuity Date will be applied to the fixed annuity option chosen. If fixed annuity payments begin within 5 years after the Participant's Enrollment Date, the monthly income under Options 1, 2, 3 and 4 will equal the monthly income under a comparable single premium nonparticipating annuity available from us at the time fixed annuity payments are to begin.

              If fixed annuity payments begin more than 5 years after the Participant's Enrollment Date, the monthly income under Options 1, 2, 3 and 4 will equal 103% of the monthly income under a comparable single premium nonparticipating annuity available from us at the time fixed annuity payments are to begin. In no event will the monthly income be less than shown in the Fixed Annuity Option Tables.

              The guaranteed monthly income under Option 1 and 3 will be based on interest at a rate of 3% per year compounded annually. The guaranteed monthly income under Option 2 and 4 will be based on interest at a rate of 2 3/4% per year compounded annually. Fixed Annuity Options 1, 2, 3 and 4 will not participate in divisible surplus.

              MINIMUM ANNUITY PAYMENTS. If the net Participant's Fixed Account Value to be applied at the Annuity Date is less than $2,000, we may pay such amount in a lump sum. Fixed Annuity payments will be made monthly; but if any payment would be less than $50, we may change the frequency so payments are at least $50 each.


           C. Fixed Annuity Options

              OPTION 1 -- FIXED ANNUITY FOR SPECIFIED NUMBER OF YEARS. Payments will be made for a specified number of years, which may not be less than 5 years nor more than 30 years.

              OPTION 2 -- FIXED LIFE ANNUITY. Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

              OPTION 3 -- FIXED LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS. Payments will be made for the life of the Annuitant. A guaranteed payment period of either 10 or 20 years may be chosen.

              OPTION 4 -- FIXED JOINT AND SURVIVOR LIFE ANNUITY. Payments will be made during the lifetimes of the Annuitant and a designated second Annuitant. Payments will continue as long as either is living. The amount of such payments will not change by reason of the death of the first Annuitant to die.

              If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either:

              (1) to have the payments continue for the specified or guaranteed period, or

              (2) to receive at any time in lump sum the present value of the remaining payments to be made over the specified or guaranteed period.

              If a beneficiary dies while receiving continued annuity payments, the present value of remaining payments will be paid in a lump sum to the beneficiary's estate. The present value of remaining payments under Option 1 will be based on interest at a rate of 3% per year compounded annually. The present value of remaining payments during the guaranteed period under Option 3 will be based on interest at a rate set by us at the time payments are to begin.

              PAYMENT. Payments will be made on the first day of each month starting with the Annuity Date. Except under Option 4, payments will be made to the Participant. Under Option 4, payments will be jointly payable while both Annuitants are alive.


           D. FIXED ANNUITY OPTION TABLES
              Amount of monthly income provided by each $1,000 applied under an income option

                                  Option 1 -- Fixed Income for Specified Number of Years
              -------------------------------------------------------------------------------------
                             MONTHLY         YEARS         MONTHLY                        MONTHLY
               YEARS         INCOME                        INCOME           YEARS         INCOME
              -------------------------------------------------------------------------------------
                                              11           $8.86             21           $5.32
                                              12            8.24             22            5.15
                                              13            7.71             23            4.99
                                              14            7.26             24            4.84
                5            $17.91           15            6.87             25            4.71
                6             15.14           16            6.53             26            4.59
                7             13.16           17            6.23             27            4.47
                8             11.68           18            5.96             28            4.37
                9             10.53           19            5.73             29            4.27
                10             9.61           20            5.51             30            4.18
              -------------------------------------------------------------------------------------

                                         Option 2 -- Fixed Life Annuity and
                                        Option 3 -- Fixed Life Annuity with
                                      Payments Guaranteed for 10 or 20 Years

              The amount of monthly income will be based on the age of the option annuitant on the birthday nearest the date of the first payment

------------------------------------------------------------------------------------------------------------------------------------
                      2                       3                                          2                      3
                   ------       ------------------------------                         ------      ---------------------------------
    AGE OF                        20 YEAR            10 YEAR           AGE OF                       20 YEAR             10 YEAR
    OPTION          LIFE        GUARANTEED          GUARANTEED         OPTION           LIFE       GUARANTEED          GUARANTEED
   ANNUITANT       INCOME         PERIOD             PERIOD           ANNUITANT        INCOME        PERIOD              PERIOD
------------------------------------------------------------------------------------------------------------------------------------
    15 and-
     under         $2.90           $2.87             $2.88               50            $4.03           $3.93              $4.01
      16            2.91            2.88              2.89               51             4.11            3.99               4.08
      17            2.92            2.89              2.90               52             4.19            4.05               4.15
      18            2.94            2.91              2.92               53             4.27            4.11               4.22
      19            2.96            2.93              2.94               54             4.35            4.17               4.30

      20            2.97            2.94              2.95               55             4.44            4.23               4.38
      21            2.99            2.96              2.97               56             4.53            4.30               4.47
      22            3.01            2.98              2.99               57             4.63            4.36               4.56

                                       17


      23            3.03            3.00              3.01               58             4.74            4.43               4.66
      24            3.05            3.02              3.03               59             4.86            4.50               4.76

      25            3.07            3.04              3.05               60             4.98            4.57               4.87
      26            3.09            3.06              3.07               61             5.11            4.64               4.98
      27            3.11            3.08              3.09               62             5.25            4.72               5.10
      28            3.14            3.11              3.12               63             5.39            4.79               5.23
      29            3.16            3.13              3.14               64             5.55            4.86               5.36

      30            3.18            3.15              3.16               65             5.71            4.92               5.50
      31            3.21            3.18              3.19               66             5.89            4.99               5.65
      32            3.24            3.21              3.22               67             6.08            5.05               5.80
      33            3.27            3.24              3.25               68             6.27            5.11               5.96
      34            3.30            3.27              3.28               69             6.49            5.17               6.13

      35            3.33            3.30              3.31               70             6.71            5.22               6.30
      36            3.36            3.33              3.34               71             6.95            5.25               6.48
      37            3.40            3.36              3.38               72             7.20            5.25               6.48
      38            3.43            3.40              3.41               73             7.47            5.25               6.85
      39            3.47            3.43              3.45               74             7.76            5.25               7.05

      40            3.51            3.47              3.49               75             8.06            5.25               7.25
      41            3.55            3.51              3.53               76             8.43            5.25               7.44
      42            3.59            3.55              3.57               77             8.84            5.25               7.64
      43            3.64            3.59              3.62               78             9.28            5.25               7.84
      44            3.69            3.63              3.67               79             9.75            5.25               8.04

      45            3.74            3.68              3.72             80 and
                                                                        over           10.27            5.25               8.23
      46            3.79            3.72              3.77
      47            3.85            3.77              3.83
      48            3.91            3.82              3.88
      49            3.97            3.88              3.94
------------------------------------------------------------------------------------------------------------------------------------

                                       18

                Option 4 -- Fixed Joint and Survivor Life Annuity

The amount of monthly income will be based on the ages of the option annuitants on their respective birthdays nearest the date of the first payment. The table shows income for certain ages for two option annuitants. The amount is shown under the age of the first annuitant and opposite the age of the second annuitant. Amounts of income for other combinations of ages will be furnished upon request.

----------------------------------------------------------------------------------------------------------------------------------
    AGE OF SECOND
  OPTION ANNUITANT          AGE OF FIRST OPTION ANNUITANT
      ANNUITANT           50            55             60            65            70           75            80           85
----------------------------------------------------------------------------------------------------------------------------------
         45             $3.40         $3.48          $3.54         $3.60         $3.64        $3.67         $3.70        $3.71
         50              3.52          3.64           3.74          3.82          3.89         3.94          3.97         3.99
         55              3.65          3.80           3.95          4.08          4.19         4.27          4.33         4.38
         60              3.76          3.96           4.17          4.37          4.54         4.68          4.79         4.86
         62              3.80          4.02           4.26          4.49          4.69         4.86          5.00         5.09
         65              3.85          4.11           4.38          4.67          4.93         5.15          5.34         5.48
         70              3.93          4.22           4.57          4.95          5.32         5.68          6.00         6.25
         75              3.99          4.31           4.72          5.19          5.70         6.21          6.74         7.18
         80              4.03          4.38           4.84          5.39          6.03         6.75          7.55         8.32
----------------------------------------------------------------------------------------------------------------------------------


SECTION VI -- PAYMENT ON DEATH

           A. DEATH BEFORE THE ANNUITY DATE. Upon receipt of due proof of the death of the Participant prior to the Annuity Date, we will pay to the beneficiary the greater of:

              (1) The sum of all Purchase Payments, adjusted for withdrawals and transfers, or

              (2) The sum of the Participant's Variable Account Value and the
                  Participant's Fixed Account Value for the valuation period in which we receive such proof at our designated service office.

              If the beneficiary is not the decedent's spouse, the beneficiary can choose an Annuity Option for death payments. The Option must provide for payments over the beneficiary's life or over a period not longer than the beneficiary's life expectancy. Payments shall begin within one year after the date of death. If payment is made in a lump sum, such payment shall be made within five years after the date of death.

              If the beneficiary is the decedent's surviving spouse, the spouse shall be treated as the decedent for purposes of contract death benefits.

           B. DEATH AFTER THE ANNUITY DATE

              If the Participant dies after the Annuity Date, the amount payable, if any, will be according to the annuity option in force as provided in Sections IV and V.


SECTION VII -- TRANSFER FROM VARIABLE TO FIXED ACCOUNT

              The Owner may transfer all or part of a Participant's Variable Account Value to a Participant's Fixed Account, subject to the following provisions:

              The minimum transfer amount is $250.

              No more than four such transfers may be made on behalf of a Participant in a calendar year.

              No transfer may be made after the thirtieth day before the Annuity Date.

              Request for transfer must be received by us and any other applicable requirements must be met before the death of the Participant.


SECTION VIII -- TRANSFER FROM FIXED TO VARIABLE ACCOUNT

              The Owner may transfer all or part of a Participant's Fixed Account Value to a Participant's Variable Account, subject to the following provisions:

              The minimum transfer amount is $250.

              An amount held under Interest Option A may be transferred only at the end of the period for which a declared effective annual interest rate is guaranteed for such amount.

              An amount held under Interest Option B may be transferred only at the end of a calendar month.

              All or any part of an amount held under Interest Option C may be transferred before the end of the period for which a declared effective annual interest rate is guaranteed for such amount, subject to the premature transaction charge set forth in Interest Option C.

              No transfer may be made after the thirtieth day before the Annuity Date.

              Request for transfer must be received by us and any other applicable requirements must be met before the death of the Participant.


SECTION IX -- WITHDRAWAL

           A. WITHDRAWAL. Prior to the earlier of the Annuity Date or the death of the Participant, the Owner may withdraw all or part of the Participant's Variable Account Value and the Participant's Fixed Account Value.

              After the Annuity Date and the election of Variable Annuity Option 1, the payee may withdraw the present value of the variable annuity payments remaining to be made. The present value will be
              (a) computed as of the valuation period in which notice of the withdrawal is received at our designated service office and (b) commuted at the assumed investment rate of the Variable Annuity tables.

              After the Annuity Date and the election of Fixed Annuity Option 1, the payee may withdraw the present value of the fixed annuity payments remaining to be made.

              For full withdrawal of all a Participant's Variable and Fixed Account Values, the Certificate must be surrendered to our designated service office.

              For partial withdrawals, the withdrawal must be at least $250.

              Withdrawal of all or any part of a Participant's Fixed Account Value held under Interest Option C before the end of the period for which a declared effective annual interest rate is guaranteed for such amount will be subject to the premature transaction charge set forth in Interest Option C. The total of the premature transaction charge and the Contingent Deferred Sales Charge set forth below will never be more than 7% of the amount withdrawn.


           B. CONTINGENT DEFERRED SALES CHARGES. A charge equal to 5% of the amount withdrawn will be made at the time of withdrawal, subject to the following provisions:

              (1) If the Owner makes a total withdrawal of a Participant's Fixed Account Value as a result of termination of participation in the Plan, the amount received will never be less than the total of all amounts allocated to the Participant's Fixed Account, less prior transfers and withdrawals from the Participant's Fixed Account.

              (2) No charge will be made for withdrawal if the Owner has provided due proof of the Participant's disability. Disability shall mean the inability, by reason of medically determinable physical or mental impairment which can be expected to result in death or be of long-continued and indefinite duration, to engage in the Participant's usual and customary occupation or in any other substantial gainful activity for which the Participant is reasonably suited by education, training or experience.

              (3) No charge will be made for a withdrawal after the death of the Participant.

              (4) No charge will be made for a withdrawal after the Participant's Fifth Enrollment Year if the Participant has attained at least 65 years of age.

              (5) No charge will be made for that portion of the first withdrawal made in a Participant's Enrollment Year after the first Participant's Enrollment Year which does not exceed 10% of the sum of the Participant's Variable Account and Fixed Account Values.

              (6) No charge will be made for that portion of the first withdrawal, made in a Participant's Eighth Enrollment Year, which does not exceed 25% of the sum of the Participant's Variable Account and Fixed Account Values.

              (7) No charge will be made for that portion of the first withdrawal, made in a Participant's Ninth Enrollment Year, which does not exceed 50% of the sum of the Participant's Variable Account and Fixed Account Values.

              (8) No charge will be made for that portion of the first withdrawal, made in a Participant's Tenth Enrollment Year, which does not exceed 75% of the Participant's Variable Account and Fixed Account Values.

              (9) No charge will be made for a withdrawal made after the Participant has been enrolled for ten years.


           C. PAYMENT OF WITHDRAWALS. Unless the Owner directs otherwise, partial withdrawals prior to the Annuity Date, and related charges, will be deducted from the Participant's Fixed and Variable Accounts in the following order

              First from Interest Option B;

              Next from Interest Option A;

              Then from each investment account of the Separate Account in the ratio of the Owner's interest in each investment account to the Participant's Variable Account Value; and

              Finally from Interest Option C.

              Partial withdrawal of amounts held under Interest Option A or Interest Option C will be made from amounts most recently placed under that option.


SECTION X -- TERMINATION OF CONTRACT

           A. TERMINATION BY THE CONTRACTHOLDER

              The Owner may terminate the group contract by giving at least 15 days advance written notice to Penn Mutual at its Home Office.


           B. TERMINATION BY PENN MUTUAL

              Under one or more of the following conditions, Penn Mutual may terminate the group contract on the last day of any month by giving at least 15 days advance written notice to the owner:

              (1) Penn Mutual does not receive acceptable evidence that the Plan is qualified or that a representative acting on behalf of the Plan has filed for qualification under applicable sections of the Internal Revenue Code within 2 years of the effective date of the group contract, or receives evidence or otherwise acquires knowledge that the Plan has failed to qualify;

              (2) Penn Mutual receives evidence or otherwise acquires knowledge that the Plan has failed to remain qualified; or

              (3) the Plan is amended and Penn Mutual reasonably determines such amendment to have an adverse affect on its obligations under the group contract.

           C. EFFECT OF TERMINATION

              As of the date the group is terminated:

              (1) no further payments will be accepted by Penn Mutual and no further withdrawals or transfers may be made, except as provided below, and

              (2) the Variable Account Administration Charge will be deducted from each Participant's Variable Account Value.

              Immediately following the date the group contract is terminated the Owner will withdraw all Participants' Variable Account Value and all Participants' Fixed Account Values. After deduction of applicable premature transaction charges under Interest Option C, if any, and Contingent Deferred Sales Charges, if any, the amounts withdrawn will be paid to the Owner.


SECTION XI -- MISCELLANEOUS

              BENEFICIARY. The Beneficiary is the person chosen by the Owner in the application, who is to receive:

              (1) Payment on death of the Participant prior to the Annuity Date
                  or

              (2) Guaranteed annuity payments, if any, on death of the Annuitant on or after the Annuity Date.

              The Owner may change the beneficiary while the Participant is alive.

              The estate or heirs of a beneficiary who dies before the Participant have no rights under the group contract. If no beneficiary survives the Participant, payment will be made to the Owner.

              MISSTATEMENT OF AGE. If the age of the Annuitant or a joint payee is misstated, any amount payable under the group contract will be that amount which the Purchase Payments paid would have purchased on the basis of the correct age.

              If the annuity payments have been overpaid because the age of the Annuitant or joint payee has been misstated, the amount overpaid, with interest at the rate of 6% per year compounded annually, will be charged against the payments still to be made under the group contract.

              If the annuity payments have been underpaid because the age of the Annuitant or joint payee has been misstated, the amount underpaid, with interest at the rate of 6% per year compounded annually, will be paid in full with the next payment due under the group contract.

              PROOF OF AGE AND SURVIVAL. We may require satisfactory proof of correct age at any time. If any payment under the group contract depends on the payee being alive, we may require satisfactory proof of survival.

              DEFERMENT OF TRANSFERS AND PAYMENTS. Transfers and payments of withdrawals from the Participant's Variable Account will be made within seven days. However, we may defer a transfer, a withdrawal, the Annuity Date or annuity payments, under the variable account provisions of Section IV if:

              (1) The New York Stock Exchange is closed (other than customary weekend and holiday closings);

              (2) Trading on the New York Stock Exchange is restricted;

              (3) An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to determine the value of its assets; or

              (4) The Securities and Exchange Commission by order so permits for the protection of security holders.

              Conditions in (2) and (3) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

              We may defer a transfer or withdrawal from the Participant's Fixed Account for such period, not exceeding six months, as we reasonably determine that investment conditions are such that an orderly sale of assets held as part of our general assets is not possible.

              PARTICIPATING CONTRACT. The group contract may participate in our divisible surplus. Divisible surplus, if any, to be apportioned to the contract shall be apportioned annually and will be allocated by us equitably among all Participants. Divisible surplus so allocated will be credited as Purchase Payments to the Participants' Variable and Fixed Accounts, unless the Owner elects to have it paid in cash. No divisible surplus is expected to be apportioned to the group contract in the foreseeable future.

              FAILURE TO ENFORCE NOT WAIVER. A waiver by the Owner or Penn Mutual of the right to enforce any rights arising from a breach of the group contract will not constitute a waiver of any right arising from a subsequent breach. The forbearance by the Owner or Penn Mutual to enforce any right hereunder will not be considered a waiver of such right.

              AMENDMENT. To the extent necessary to comply with applicable law and regulations, Penn Mutual reserves the right to change any or all of the group contract provisions at any time, including retroactive changes, without the consent of Participants.

              Changes in the Internal Revenue Code or in regulations or revenue rulings thereunder may require amendments to the group contract. In accordance with the preceding paragraph, Penn Mutual may make such amendments without the consent of Participants.

              The Owner will be informed of amendments when they are made.

              NOTICES, CHANGES AND CHOICES. To be effective, all notices, changes and choices the Owner may make under the group contract must be in writing, signed and received by us at our designated service office. If acceptable to us, notices, changes and choices relating to beneficiaries and ownership will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for their validity.

              CONTRACT PAYMENTS. All sums payable to or by us are payable at our designated service office. We may require return of a Certificate prior to making payment.

              PROTECTION OF PROCEEDS. Payments under the group contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, payments are not subject to legal process for debts of a payee.

              COMPLIANCE WITH MINIMUM VALUE REQUIREMENTS. Annuity, death and withdrawal benefits are not less than the minimum benefits required under applicable laws and regulations of the jurisdiction in which the group contract is delivered.

              The benefits provided under the group contract from the Participant's Fixed Account are increased by interest credited in excess of the guaranteed minimums, if any.

              PLAN DOCUMENTS. The Owner will furnish Penn Mutual with a certified copy of the Plan and related trust agreement.

              In the event of an amendment to the Plan or related trust agreement, the Owner will furnish Penn Mutual with a certified copy of the amendment within 30 days of such amendment.

              PERIODIC REPORTS. At least once a year we will furnish the Owner a report for each Participant's Variable and Fixed Accounts. It will set forth the current number of Accumulation Units or Annuity Units, the value per Accumulation or Annuity Unit, the Participant's Variable Account Value and the Participant's Fixed Account Value. All reports required by the Investment Company Act of 1940 will be furnished.

                                THE FIXED ACCOUNT
                   TABLE OF GUARANTEED BENEFITS (PAGE 1 OF 2)

                     GUARANTEED            GUARANTEED            GUARANTEED                                    GUARANTEED
                     ACCOUNT               ACCOUNT               ACCOUNT                TOTAL                  PAID-UP MONTHLY
AS OF                VALUE                 VALUE                 VALUE                  GUARANTEED             ANNUITY BENEFIT
DECEMBER,            INTEREST              INTEREST              INTEREST               ACCOUNT                BEGINNING ON
31ST                 OPTION B              OPTION A              OPTION C               VALUE                  ANNUITY DATE
1986                 1,031.22              1,058.48              1,061.66               3,151.37               57.19
1987                 1,577.40              1,605.75              1,636.89               4,820.04               83.18
1988                 2,145.42              2,174.90              2,237.64               6,557.96               108.16
1989                 2,736.16              2,766.83              2,832.07               8,335.06               132.18
1990                 3,350.54              3,382.43              3,450.28               10,183.24              155.28

1991                 3,989.49              4,022.65              4,093.22               12,105.35              177.49
1992                 4,653.99              4,688.48              4,761.87               14,104.35              198.85
1993                 5,345.08              5,380.95              5,457.28               16,183.30              219.38
1994                 6,063.81              6,101.11              6,180.49               18,345.42              239.12
1995                 6,811.29              6,850.08              6,932.64               20,594.01              258.11

1996                 7,588.67              7,629.01              7,714.87               22,932.55              276.36
1997                 8,397.14              8,439.10              8,528.39               25,364.63              293.92
1998                 9,237.95              9,281.59              9,374.46               27,894.00              310.79
1999                 10,112.40             10,157.78             10,254.36              30,524.54              327.02
2000                 11,021.82             11,069.02             11,169.46              33,260.30              342.63

2001                 11,967.62             12,016.71             12,121.17              36,105.49              357.63
2002                 12,951.25             13,002.30             13,110.94              39,064.49              372.06
2003                 13,974.23             14,027.32             14,140.31              42,141.85              385.93
2004                 15,038.12             15,093.34             15,210.84              45,342.31              399.27
2005                 16,144.57             16,202.00             16,324.21              48,670.78              412.10

AT AGE 65            31,663.45             31,751.86             31,939.98              95,355.29              524.45

THE ABOVE TABLE SHOWS THE GUARANTEED ACCOUNT VALUE AND THE GUARANTEED PAID-UP MONTHLY ANNUITY BENEFIT ON DECEMBER, 31 OF EACH YEAR LISTED. EACH OF THESE VALUES IS APPLICABLE ONLY IF THE SCHEDULE OF PURCHASE PAYMENTS, AS SHOWN ABOVE, IS FOLLOWED FROM THE ENROLLMENT DATE TO DECEMBER, 31 OF THE YEAR LISTED. THE GUARANTEED ACCOUNT VALUE IS THE ACCOUNT VALUE WITH INTEREST CREDITED AT THE GUARANTEED RATE(S) STATED ABOVE WITHOUT ANY ADJUSTMENT FOR WITHDRAWAL OR DIVIDENDS CREDITED. THE GUARANTEED PAID-UP MONTHLY ANNUITY BENEFIT IS THE MINIMUM MONTHLY INCOME BEGINNING ON THE ANNUITY DATE THAT THE GUARANTEED ACCOUNT VALUE WOULD PROVIDE ASSUMING NO FURTHER PURCHASE PAYMENTS AFTER THE DATE LISTED. VALUES NOT SHOWN IN THE TABLE WILL BE PROVIDED UPON REQUEST.

                                THE FIXED ACCOUNT
                   TABLE OF GUARANTEED BENEFITS (PAGE 2 OF 2)

                     GUARANTEED               GUARANTEED               GUARANTEED
                     WITHDRAWAL               WITHDRAWAL               WITHDRAWAL               TOTAL
AS OF                VALUE                    VALUE                    VALUE                    GUARANTEED
DECEMBER,            INTEREST                 INTEREST                 INTEREST                 WITHDRAWAL
31ST                 OPTION B                 OPTION A                 OPTION C                 VALUE
1986                 984.82                   1,010.85                 987.35                   2,983.01
1987                 1,506.42                 1,533.49                 1,522.31                 4,562.22
1988                 2,048.88                 2,077.03                 2,097.54                 6,223.45
1989                 2,613.04                 2,642.32                 2,648.03                 7,903.38
1990                 3,199.76                 3,230.22                 3,222.96                 9,652.94

1991                 3,809.96                 3,841.63                 3,839.49                 11,491.08
1992                 4,479.47                 4,512.66                 4,494.43                 13,486.56
1993                 5,211.45                 5,246.42                 5,214.58                 15,672.46
1994                 5,988.01                 6,024.85                 5,999.82                 18,012.68
1995                 6,811.29                 6,850.08                 6,807.46                 20,468.83

1996                 7,588.67                 7,629.01                 7,570.14                 22,787.82
1997                 8,397.14                 8,439.10                 8,386.86                 25,223.10
1998                 9,237.95                 9,281.59                 9,208.44                 27,727.99
1999                 10,112.40                10,157.78                10,066.35                30,336.53
2000                 11,021.82                11,069.02                10,985.05                33,075.89

2001                 11,967.62                12,016.71                11,909.22                35,893.55
2002                 12,951.25                13,002.30                12,874.25                38,827.80
2003                 13,974.23                14,027.32                13,907.66                41,909.21
2004                 15,038.12                15,093.34                14,947.23                45,078.69
2005                 16,144.57                16,202.00                16,032.75                48,379.33

AT AGE 65            31,663.45                31,751.86                31,396.60                94,811.90

THE ABOVE TABLE SHOWS THE GUARANTEED WITHDRAWAL VALUE ON DECEMBER, 31 OF EACH YEAR LISTED. EACH OF THESE VALUES IS APPLICABLE ONLY IF THE SCHEDULE OF PURCHASE PAYMENTS, AS SHOWN ABOVE, IS FOLLOWED FROM THE ENROLLMENT DATE TO DECEMBER, 31 OF THE YEAR LISTED. THE GUARANTEED WITHDRAWAL VALUE IS THE GUARANTEED ACCOUNT VALUE REDUCED BY ANY APPLICABLE WITHDRAWAL CHARGE (AND ALSO ANY PREMATURE TRANSACTION PENALTIES IF INTEREST OPTION C IS ELECTED). VALUES NOT SHOWN IN THE TABLE WILL BE PROVIDED UPON REQUEST.

================================================================================








================================================================================


VALUES AND PAYMENTS TO YOU UNDER THE GROUP ANNUITY CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.











                                        GROUP VARIABLE AND FIXED
                                        ANNUITY CERTIFICATE --
                                        FLEXIBLE PURCHASE PAYMENTS











 The Penn Mutual Life Insurance Company, Independence Square,
                        Philadelphia, Pennsylvania 19172